UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 1, 2016

HEIDRICK & STRUGGLES INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-25837	36-2681268
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

233 South Wacker Drive, Suite 4900, Chicago, IL		60606-6303
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (312) 496-1200

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01	Completion of Acquisition or Disposition of Assets

On September 1, 2016, Heidrick & Struggles International, Inc. (the “Company”) completed its previously announced acquisition of the business and substantially all of the assets of Philosophy IB, LLP, a New Jersey limited liability partnership (“Philosophy IB”) pursuant to the terms of an asset purchase agreement (the “Purchase Agreement”) between the Company’s wholly owned subsidiary, Heidrick & Struggles, Inc., a Delaware corporation (the “Buyer”), and Philosophy IB.

Under the terms of the Purchase Agreement, the Buyer paid Philosophy IB’s equityholders $6 million at closing, subject to certain adjustments, and could be required to pay the sellers up to $8 million of additional cash consideration based on fee revenue and profitability generated from the business and certain of its software products during the three years following the completion of the transaction. The actual amount of such additional cash consideration will depend on numerous factors that cannot be determined at this time, including actual fee revenue generated from the business and its software products, and the achievement of profitability targets to which a portion of the earn-out is subject. The Purchase Agreement also contains representations, warranties, covenants and termination rights of the parties customary for a transaction of this type. The transaction was financed with cash.

The foregoing summary of the Purchase Agreement and the transactions contemplated thereby does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Purchase Agreement, a copy of which is attached as Exhibit 2.1 to the Company’s current report on Form 8-K dated August 16, 2016.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HEIDRICK & STRUGGLES INTERNATIONAL, INC.

(Registrant)

Date: September 7, 2016	By:	/s/ Stephen W. Beard
	Name:	Stephen W. Beard
	Title:	Executive Vice President, General Counsel and Chief Administrative Officer